SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February15, 2012

USA SYNTHETIC FUEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-54044	13-3995258
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification Number)

312 Walnut Street, Suite 1600, Cincinnati, Ohio 45202
(Address of principal executive office)

Registrant's telephone number, including area code: (513) 762-7870

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of New Director.  On February 15, 2012 the Board of Directors of USA Synthetic Fuel Corporation appointed Ernest K. Jacquet as a member of the Board of Directors until the next annual stockholders’ meeting.

Mr. Jacquet is Managing Partner of Mentor Partners, CEO and Executive Producer of AMERICA UNITED: In Support of our Troops, and Chairman of Passport Brands Inc.  Previously, he was Managing Partner of Parthenon Capital, a $1.7B private equity firm. Prior to co-founding Parthenon Capital in 1998, Mr. Jacquet was a General Partner at Summit Partners, a $6 billion venture capital firm where he started their Buyouts Group. In the 1980’s, he was a Principal at Bain Capital and was a member of the International M&A Group at Morgan Stanley & Co, New York. Mr. Jacquet spent eight years in the United Kingdom, where he became one of the youngest Directors of Trafalgar House Investments PLC. Additionally, he served four years as a U.S. Navy Diving Officer. Mr. Jacquet is a licensed Professional Engineer and patent holder. He earned his MSE and BSE with Honors from the University of Michigan and his MBA from Stanford Business School.

Mr. Jacquet is expected to be named to the following committees: the Audit Committee, Compensation Committee, and the Nominating and Governance Committee.

Resignation of V. Daniel Magarian.  On February 15, 2012, V. Daniel Magarian resigned as a director of the Company.  The Board of Directors wishes to thank Mr. Magarian for his service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: February 22, 2012

USA SYNTHETIC FUEL CORPORATION

By: /s/ Dr. Steven C. Vick
Steven C. Vick
President & CEO